DEMAND PROMISSORY NOTE

NEITHER THIS NOTE NOR THE SHARES OF COMMON STOCK OR ANY OTHER SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE HAS BEEN ACQUIRED, AND ANY SHARES OF COMMON STOCK OR ANY OTHER SECURITIES ISSUABLE UPON CONVERSION OF THE AMOUNTS OUTSTANDING UNDER THIS NOTE ARE REQUIRED TO BE ACQUIRED, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR THIS NOTE AND/OR SUCH SHARES OR OTHER SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THIS NOTE AND SUCH SHARES OR OTHER SECURITIES TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND SUCH STATE SECURITIES LAWS.

Thrive World Wide, Inc.

7.5% Convertible Promissory Note

Dated: August 17, 2009/Dec 2, 2009	Principal Amount:

$478,450.93

Lake Geneva, Wisconsin 53147

For Value Received, the undersigned, Boveran Diagnostics, Inc. (together with its successors and assigns, the “Company”), a Nevada corporation, hereby promises to pay to the order of Jason Christian Eck (the “Lender”) or registered assignees (Lender or such assignees shall be referred to herein collectively as the “Holder”), the principal sum of Four hundred seventy eight thousand, four and fifty dollars and ninety three cents ($478,450.93), together with interest as set forth below. Prior to the Maturity Date, the Company agrees to pay the principal amount evidenced by this Note plus all unpaid interest due hereunder not later than seven (7) days after written DEMAND is sent to the Company at the address set forth herein by first class mail.

1.         Interest Rate. Until an Event of Default shall have occurred, the principal amount evidenced by this Note shall bear interest at the rate of 7.5% per annum, interest on this Note shall be computed on the basis of a 360-day year for the actual number of days elapsed (the “Applicable Interest Rate”). Upon the occurrence of an Event of Default, the outstanding principal amount and any accrued but unpaid interest thereon shall thereafter bear interest until paid at the greater of (a) 16%, or (b) the maximum legal rate of interest available under the laws of the State of Wisconsin (the “Default Interest Rate”).

2.       Payment Date; Payment Method.

         (a)         Payment Dates. Unless payment is made by the Company pursuant to a written DEMAND received from Holder, the outstanding principal amount evidenced by this Note (and any accrued but unpaid interest thereon) shall be paid by, or on February 15, 2009 (the “Maturity Date”). Upon payment in full of the principal evidenced by this Note (and any accrued but unpaid interest thereon), Lender, by Lender’s acceptance of this Note, agrees to mark this Note “CANCELLED” and return this Note as so marked to the Company within five Business Days after such payment in full is received. For purposes of this Note, the term “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close. This Note may be prepaid by the Company, and at the Company’s sole discretion, without penalty in whole or in part at any time upon ten days’ prior written notice to Holder, provided that such prepayment includes any accrued but unpaid interest thereon through the date of prepayment.

         (b)         Payment Method. Payment of the principal evidenced by this Note (and any accrued but unpaid interest thereon) shall be made by check, subject to collection, tendered to Holder, via postage-paid, first class mail, at the address for the giving of notices as set forth in Section 10 of this Note.

3.       Default; Acceleration.

         (a)         Any of the following shall constitute an “Event of Default” under this Note:

          (i)         the failure by the Company to pay any amounts required to be paid under this Note on or before the date on which such payment was due;

          (ii)        the breach or noncompliance by the Company of any of its material representations, warranties or covenants contained herein or in the Agreement;

          (iii)       the Company shall

                      (A)         apply for or consent to the appointment of a receiver or trustee of the Company’s assets,

                      (B)         make a general assignment for the benefit of creditors,

                      (C)         file a petition or other request no matter how denominated (“Petition”) seeking relief under Title 11 of the United States Code or under any other federal or state bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute (“Bankruptcy Statute”), or

                      (D)         file an answer admitting the material allegations of a Petition filed against it in any proceeding under any Bankruptcy Statute;

          (iv)         there shall have entered against the Company an order for relief under any Bankruptcy Statute; or

          (v)         a Petition seeking an order for relief under any Bankruptcy Statute is filed by any one other than the Company and without the Company’s consent or agreement which is not dismissed or stayed within 60 days after the date of such filing, or such Petition is not dismissed upon the expiration of any stay thereof.

(b)         Upon the occurrence of an Event of Default, the unpaid principal amount evidenced by this Note (and any accrued but unpaid interest thereon) shall be immediately due and payable.

(c)         Until the occurrence of an Event of Default, the principal amount evidenced by this Note shall bear interest at the Applicable Interest Rate and upon an Event of Default, any unpaid principal amount under this Note and any accrued but unpaid interest through the date of effectiveness of such Event of Default shall bear interest until paid at the Default Interest Rate.

4.         Conversion Right.

(a)         Voluntary Conversion. Provided that the Holder does not exercise its right to DEMAND payment of the principal amount evidenced by this Note plus all accrued and unpaid interest, the Holder of this Note has the right, at the Holder’s option and at any time following the date of this Note and before the Maturity Date, to convert the principal balance of this Note (plus all accrued and unpaid interest under this Note), in accordance with the procedures contained in Section 4(b) hereof, in whole or in part, into a number of fully paid and non-assessable shares of the common stock, par value $0.001 per share (the “Common Stock”), of the Company at the Conversion Price (as defined below). The number of shares of Common Stock into which this Note may be converted (“Conversion Shares”) pursuant to this Section 4(a) shall be determined by dividing the aggregate principal amount together with all accrued and unpaid interest thereon as of the date of conversion, by the Conversion Price. “Conversion Price” shall mean $0.001 the value per share at the time of conversion.

(b)         Conversion Procedure. Before the Holder shall be entitled to convert this Note into Conversion Shares, it shall surrender this Note at the office of the Company and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same pursuant to Section 4(a), and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to the Holder of this Note a certificate or certificates for the number of shares of Common Stock to which the Holder of this Note shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note, and the person or persons entitled to receive the Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of the shares of Common Stock as of such date. At no time may any conversion right be exercised, if such conversion would caused the converting party to become a greater than 4.99% shareholder of the Company; provided, however, that a partial conversion may be completed, whereby that individual may remain a less than 4.99% holder.

(c)         Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of indebtedness evidenced by this Note. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion, the Company shall pay a cash adjustment in respect of such fractional share in an amount equal to the product resulting from multiplying (i) the Conversion Price by (ii) such fractional share.

(d)         Liability for Taxes on Conversion Shares. The Company shall pay all documentary, stamp and other transactional taxes attributable to the issuance of Conversion Shares or other securities issuable upon conversion of any portion of the principal and accrued interest evidenced by this Note if issued in the name of Holder. In all other cases, such taxes shall be paid by Holder.

(e)         Reservation of Conversion Shares. The Company shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock for issuance as Conversion Shares.

(f)         Status of Conversion Shares. All Conversion Shares which may be issued in connection with the conversion provisions set forth in this Section 4 will, upon delivery by the Company, be duly and validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership of such Conversion Shares, and free from all taxes, liens or charges with respect thereto and not subject to any preemptive rights.

5.         Assignment. This Note is not assignable by the Company, and any purported assignment of this Note shall be null and void and of no effect. This Note is not assignable by the Holder except in compliance with applicable federal and state securities laws.

6. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder.

7.         Usury. This Note is hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity of the loan evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Holder hereunder for the loan, use, forbearance or retention of money exceed that permissible under applicable law. If at any time the performance of any provision of this Note or of any other agreement or instrument entered into in connection with this Note involves a payment exceeding the limit of the interest that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Company and the Holder that all payments under this Note are to be credited first to interest as permitted by law, but not in excess of (a) the agreed rate of interest set forth herein or therein or (b) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal. The provisions of this Section 7 shall never be superseded or waived and shall control every other provision of this Note and all other agreements and instruments between the Company and the Holder entered into in connection with this Note.

8.         Governing Law. This Note and all rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and be performed wholly within such State, without regard to such State’s conflicts of laws principles.

9.         Notices. All requests, demands, notices and other communications required or otherwise given under this Note shall be sufficiently given if (a) delivered by hand, against written receipt therefore, (b) forwarded by overnight courier requiring acknowledgment of receipt or (c) mailed by postage prepaid, registered or certified mail, return receipt requested, addressed as follows:

If to the Company, to:	Thrive World Wide, Inc.
638 Main Street
Lake Geneva, Wisconsin 53147
Attn: Andrew Schenker, President

or, in the case of any of the parties hereto, at such other address as such party shall have furnished in writing, in accordance with this Section 10, to the other parties hereto. Each such request, demand, notice or other communication shall be deemed given (a) on the date of delivery by hand, (b) on the first business day following the date of delivery to an overnight courier or (c) three business days following mailing by registered or certified mail.

IN WITNESS WHEREOF, this Note has been duly executed and delivered as of the date first above written.

Thrive World Wide, Inc.

By:	/s/ Andrew Schenker
Name: Andrew Schenker,
Title: President and CEO

By:	/s/ Jason Eck
Jason Eck